CERTAIN IDENTIFIED INFOMRAITON HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

SEPARATION AGREEMENT AND RELEASE (the "Agreement")

Between

Conexeu Sciences Inc., a company with an address at Suite 880-50 West Liberty Street, Reno Nevada, 89501 USA

(the "Company")

And

N3GU Investments LLC, a company with an address of [****]

("N3GU")

and Michael Wright, an individual with an address at [****], in his individual capacity as the former director of the Company

("Wright", together with N3GU, the "Consultant")

(Collectively the "Parties")

WHEREAS:

A. N3GU provided services to the Company as a consultant, through Wright, acting as principal, under that certain Consulting Services Agreement dated May 14, 2025 (the "Consulting Agreement") which has been terminated;

B. Wright served as a director of the Company and has resigned from such position; and

C. The Parties have agreed to resolve any claims relating to the cessation of Consultant's engagement with the Company on the basis set out in this Agreement.

NOW THEREFORE for the good and valuable consideration which is set out below in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Termination and Payment Provisions

1. The Consultant was terminated by the Company effective October 23, 2025 (the "Termination Date").

2. The Company will provide an amount equivalent to five months of the Consultant's fee in the amount of $50,000 USD (the "Payment") within three (3) business days after full execution and delivery of this Agreement, by wire transfer.

3. The Company will extend the Consultant's 50,000 stock options with an exercise price of $0.40 per option share (the "Options") to remain exercisable for the full five-year term from the original date of grant, rather than expiring 90 days following termination or resignation. In connection with the extension of the Options, the Company will make the term of this Agreement equal to the extended term of the Options such that the Consultant remains an eligible participant in the Company stock option plan. The Options referenced herein are held personally by Wright. The company acknowledges that the extension of the Options complies with the applicable equity plan, the option agreement, and all applicable securities and tax laws. There will be no additional vesting with respect to the Options and the Company shall not amend the equity plan or option agreement in a manner that materially impairs exercisability of these Options as extended.

Release and Restrictive Covenants

4. In consideration of the above terms of settlement, the Consultant will sign the Release and Indemnity which is attached as Schedule "A" to this Agreement (the "Release").

5. The Consultant shall not directly or indirectly, in any way, use or disclose to any person any Confidential Information (as defined below). The Consultant confirms and acknowledges the Consultant's duty to use the Consultant's best efforts to protect the Confidential Information, not to misuse such information, and to protect such Confidential Information from any misuse, misappropriation, harm or interference by others in any manner whatsoever. The Consultant agrees to protect the Confidential Information regardless of whether the information was disclosed in verbal, written, electronic, digital, visual or other form, and the Consultant hereby agrees to give notice immediately to the Company of any unauthorized use or disclosure of Confidential Information of which the Consultant becomes aware. The Consultant further agrees to assist the Company in remedying any such unauthorized use or disclosure of Confidential Information. In the event that the Consultant is required to disclose to third parties any Confidential Information or any memoranda, opinions, judgments or recommendations developed from the Confidential Information, by law, valid court order or subpoena, the Consultant will, prior to disclosing such Confidential Information, provide the Company with prompt written notice of such request(s) or requirement(s) so that the Company may seek appropriate legal protection or waive compliance with the provisions of this Agreement. The Consultant will not oppose action by, and will cooperate with, the Company to obtain legal protection or other reliable assurance that confidential treatment will be accorded the Confidential Information. Notwithstanding any provision of this Agreement to the contrary, nothing herein shall prevent the Consultant from disclosing Confidential Information solely as required for the Consultant's legitimate legal or tax purposes. Such disclosure shall only be made to a duly licensed attorney or qualified tax professional, and only to the extent necessary for such purposes. The Consultant shall ensure that any recipient of the Confidential Information is bound by professional or contractual obligations of confidentiality no less restrictive than those set forth in this Agreement.

"Confidential Information" means information disclosed or accessible to the Consultant or acquired by the Consultant as a result of its engagement with the Company and which is not in the public domain or otherwise required to be publicly disclosed by applicable law and includes, but is not limited to, information relating to the Company's or any of their affiliates' current, future or proposed products/services, development of new or improved products/services, marketing strategies, sales or business plans, the names and information about the Company's past, present and prospective customers and clients, the Company's employees (including, without limitation, compensation information and performance reviews), employee handbooks and documents related to the Company's internal processes and procedures, source code, inventions, discoveries, business methods, trade secrets, compositions, technical data, records, reports, presentation materials, interpretations, forecasts, formulae, projects, personnel data, compensation arrangements, budgets, financial statements, contracts and commercial documents, suppliers, manufacturers and any information received by the Company from third parties pursuant to an obligation of confidentiality. For clarity, this Agreement shall form part of the Confidential Information.

6. If the Consultant breaches any of the terms set out in paragraphs 4 through 9 of this agreement, or the provisions of the Release, the Company reserves the right to demand repayment of the Payment and to immediately terminate Options.

General Provisions

7. This Agreement is not to be construed as an admission of liability on the part of the Company for any wrongful or unlawful conduct and any such liability is expressly denied.

8. This Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors, permitted assigns and, in the case of the Consultant, personal representatives. The Consultant may not assign, delegate or otherwise transfer any of the Consultant's rights, interests or obligations in this Agreement without the prior written approval of the Company.

9. No amendment of any provision of this Agreement will be valid unless the amendment is in writing and signed by the Company and the Consultant. No waiver of any provision of this Agreement will be valid unless the waiver is in writing and signed by the waiving party.

10. Each provision of this Agreement is severable from every other provision of this Agreement. Any determination by a court of competent jurisdiction that a provision of this Agreement is invalid or unenforceable will not affect the validity or enforceability of any other provision hereof. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

11. The section headings in this Agreement are inserted for convenience only and are not intended to affect the interpretation of this Agreement.

12. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same agreement.

13. This Agreement and Schedule A constitutes the entire agreement between the Parties with respect to the subject matter addressed herein and supersedes all other agreements or understandings (whether written or oral and whether express or implied) that may exist between the Parties, with the exception of any agreements concerning confidentiality, non-competition or non-solicitation agreements, all of which agreements will remain in full force and effect, are hereby incorporated by reference, and the Consultant hereby reconfirms its continuing obligation to abide by any such agreements. Provided that for a period of one (1) year following the termination of the Consulting Agreement, Consultant may initiate contact or communication in good faith with directors, officers, representatives, agents, or employees of Conexeu for legitimate personal reasons, provided that any such communication does not concern Conexeu, its business, operations, or affairs, and does not involve or disclose any Confidential Information.

14. The Consultant acknowledges and agrees that it has not relied on any statement or representation, oral, written or otherwise, which is not contained in this Agreement. The Consultant acknowledges that it has read this Agreement in its entirety, fully understands its meaning and is executing this Agreement voluntarily and of its own free will with full knowledge of its significance. The Consultant acknowledges and warrants that it has had sufficient opportunity to consider the terms and provisions of this Agreement and that it has had an opportunity to obtain independent legal advice prior to executing this Agreement.

15. The Parties agree that this Agreement will be governed at all times by the laws of the state of Nevada and of the United States, as applicable.

This Agreement has been executed by the parties this 4th day of November, 2025.

Conexeu Sciences Inc.

/s/ Stephen D. Inouye
Authorized Signatory

N3GU Investments LLC

/s/ Michael Wright
Michael Wright
President

Michael Wright

/s/ Michael Wright

SCHEDULE A

MUTUAL RELEASE & INDEMNITY

Conexeu Sciences Inc. (the "Company") acknowledges and agrees as follows:

The Company, for itself and its current and former parents, subsidiaries, affiliates, successors and assigns, hereby releases and forever discharges N3GU Investments LLC and Michael Wright (in his individual and former director capacities) from all actions, causes of actions, proceedings, claims, demands or complaints, that the Company now has or may hereafter have against the Consultants, including, without limitation, any claim, whether known or unknown on the date hereof, based upon, arising out of or in any way related to N3GU's engagement by the Company as an independent contractor or the termination of that engagement, and Wright's engagement relating to the Consulting Agreement, whether pursuant to statute, contract, civil law, tort (extra-contractual liability) or otherwise.

The Company acknowledges and agrees that no disparaging or negative statements or remarks or communications of any kind will be made about the Consultant about its business, products, officers, directors or employees, to anyone. The Company's obligation hereunder binds its officers and directors acting in their capacities as such.

Michael Wright agrees as follows:

I, Michael Wright, on my own behalf, on behalf of N3GU Investments LLC ("N3GU") and on behalf of my heirs, executors, administrators, successors and assigns, in consideration of the terms in the Agreement, and for other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, hereby release and forever discharge Conexeu Sciences Inc., hereinafter together called the "Company", which term includes all current and former parent, subsidiary, related and affiliated corporations and divisions and all of its and their current and former officers, directors, agents, employees, successors and assigns, of and from all actions, causes of actions, proceedings, claims, demands or complaints that I had, now have or may hereafter have against the Company, including, without limitation, any claim, whether known or unknown on the date hereof, based upon, arising out of or in any way related to N3GU's engagement by the Company as an independent contractor or the termination of that engagement, whether pursuant to statute, contract, civil law, tort (extra-contractual liability) or otherwise, including any claim I may have on the basis that I was an employee or dependent contractor of the Company.

Without limiting the generality of the foregoing, and notwithstanding my acknowledgement that N3GU is an independent contractor and I am performing all services through N3GU within the United States and am therefore not entitled to protection under Canadian employment law, I specifically release the Company from any claims or complaints, whether known or unknown on the date hereof and to the extent permitted by applicable law, that I may have on account of any alleged negligent misrepresentation, inducement or enticement by the Company, or may have pursuant to any provisions of the Act Respecting Labour Standards (Québec) (Loi sur les normes du travail), the Charter of Human Rights and Freedoms (Québec) (Charte des droits et libertés de la personne), or any other applicable legislation of Canada or the United States, or any claims relating to discrimination, including but not limited to any claims or complaints with respect to workplace discrimination, harassment, sexual harassment and violence, whether related to my engagement or more broadly under the civil law or any applicable statute.

I ACKNOWLEDGE that N3GU has been properly classified as an independent contractor and as such that neither I nor N3GU have had any employee entitlements at any time during N3GU's engagement with the Company or following the termination of that engagement, whether pursuant to statute, including any provisions of the Act Respecting Labour Standards (Québec) or any other applicable employment standards legislation of Canada or the United States, contract, civil law, tort or otherwise, including, without limiting the generality of the foregoing, any accrued, present or future claims for pay, salary, wages, notice of termination or pay in lieu of such notice, severance pay, overtime pay, flex time or banked time, interest, commissions, bonuses, car allowances, options, shares, equity, profit sharing, pension or RRSP entitlements, incentive payments, benefits, fringe benefits, benefits coverages, holiday pay, vacation pay, advantages, allowances and damages (including damages on account of negligent misrepresentation). I further acknowledge that the consideration set out in the Letter exceeds any potential entitlements I may have otherwise had as an employee pursuant to any provisions of the Act Respecting Labour Standards (Québec) or any other applicable employment standards legislation of Canada or the United States.

AND FOR THE SAID CONSIDERATION I FURTHER COVENANT AND AGREE to save harmless, indemnify and defend the Company (and each of them) from and against all claims, charges, taxes, premiums, payments, withholdings, deductions, assessments or penalties or demands which may be made by the Canada Revenue Agency, or any other governmental agency or official requiring the Company to pay income tax, charges, taxes, premiums, payments, withholdings, deductions, assessments or penalties under the Income Tax Act (Canada), the Employment Insurance Act (Canada), or any other statute of Canada or the United States, in respect of any income tax or other statutory premiums, withholdings, deductions, remittances, payments or charges payable by me in excess of income tax or other statutory premiums, withholdings, deductions, remittances, payments or charges previously withheld on account of monies payable to me by the Company.

I ACKNOWLEDGE and confirm that I have knowledge of my rights under the applicable human rights legislation of Canada or the United States, and that I have no complaint of any kind arising under any such human rights legislation against the Company as of or prior to the date of the execution of this Release and Indemnity. I expressly acknowledge that I have not filed and will not file any complaint or claim against the Company with any statutory agency in Canada or U.S. authority, in respect of N3GU's engagement with the Company as an independent contractor or the termination of that engagement.

I AGREE not to make any claim or take any proceeding in connection with any of the claims released by virtue of the preceding paragraphs against any other person or corporation who might claim contribution or indemnity from the Company by virtue of the said claim or proceeding.

I FURTHER AGREE that, except as may be specifically required by law, I will neither disclose to any third party, nor use for my own benefit or for the benefit of any third party, any Company Confidential and Proprietary Information. "Confidential and Proprietary Information" includes, but is not limited to: information concerning the Company's policies and practices; financial, cost, pricing, products and services, business, marketing, and sales information, plans and strategies of the Company or its clients; information concerning the Company's product development and intellectual property; the Company's customer lists, customer contacts, and customer information; and Company trade secrets, not in the public domain. I further represent that I have taken and agree that in future I will take appropriate precautions to safeguard against the disclosure of any Confidential and Proprietary Information to any third party.

I REPRESENT that I have remitted to the Company, without keeping any copy or excerpt (electronic or otherwise), all property of the Company in my possession or control, including but not limited to all files, documents, agreements, legal documents, manufacturing and marketing data, as well as any document or good of any nature whatsoever, whether or not it contains Confidential and Proprietary Information.

I ACKNOWLEDGE AND AGREE that I have not, and agree that I will not, make any disparaging or negative statements or remarks or communications of any kind about the Company, its business, products, officers, directors or employees, to anyone. This obligation hereunder binds N3GU and its officers and directors acting in their capacities as such.

I AGREE that upon reasonable request, I will provide reasonable cooperation regarding matters relating to his services, provided such cooperation does not unreasonably interfere with his other commitments; the Company will reimburse reasonable, pre-approved out-of-pocket costs.

I FURTHER AGREE that I have read this Release and Indemnity and agree that I shall be bound by all of the terms set out herein. I further represent that I have had a reasonable opportunity to obtain independent legal advice with respect to those documents and understand that they contain, among other things, a full and final release of all past, present and future claims that I have, have had or may have against the Company relating to my engagement by the Company as an independent contractor or the termination of that engagement.

I HEREBY ACKNOWLEDGE that there is no admission of liability on the part of the Company, and any such liability is denied.

I UNDERTAKE to hold in strict confidence and not disclose to anyone, save for my legal and financial advisors and my spouse (on condition that they each undertake in advance to hold such information in strict confidence and not disclose it to anyone) or as required by law, the existence and terms of this settlement and any and all of the terms of this Release and Indemnity. I acknowledge that this is a fundamental and material term of this Release and Indemnity and my settlement with the Company.

FINALLY, I CONFIRM that I have not relied on any statement or representation, oral, written or otherwise, which is not contained in this Release and Indemnity or the Letter and that I execute this Release and Indemnity freely, voluntarily and without duress.

DATED at this 4th day of November, 2025

/s/ Michael Wright
N3GU Investments LLC
Per: Michael Wright

/s/ Michael Wright
Michael Wright

/s/ Stephen D. Inouye
Conexeu Sciences Inc.
Per: Steve Inouye